Exhibit 10.21

COMPENSATORY ARRANGEMENTS FOR

David F. Lamere

David F. Lamere, Vice Chairman of the registrant, is an employee at will of the registrant whose compensatory arrangements are as described below.

His base salary is $500,000 per year. He is eligible to participate in the annual Profit Bonus Plan and Mellon’s Long-Term Profit Incentive Plan (2004) applicable to similarly situated Vice Chairs. The bonus payment will be subject to, and in accordance with, Mellon’s general eligibility requirements for incentive payments, including but not limited to, a requirement that to receive any payment, he must be an active employee of Mellon or another related entity or affiliate at the time of the payment. The LTIP and individualized agreements cover all aspects of the long-term incentive awards.

Mr. Lamere is also eligible to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, which are generally available to Vice Chairs of Mellon under any plan or program to the extent permissible under the law and in accordance with the terms and provisions of such plans or programs.

Mr. Lamere is a party to a Change in Control Severance Agreement dated September 17, 2001 (which is substantially in the form of Exhibit 10.23 to this Annual Report on Form 10-K).

Management will recommend to the Human Resources Committee of the Board of Directors at its March 2006 meeting that Mr. Lamere receive a one-time award of $2,000,000 comprised of stock options and restricted stock, each of which will vest three years from date of grant. Mr. Lamere will execute a non-solicitation agreement.